Exhibit 10.26
Elizabeth Arden, Inc. 2400 SW 145th Avenue Miramar, Florida 33027

Re: Award of Service Based Restricted Stock Units

Dear [Participant Name]:

Elizabeth Arden, Inc. (the "Company") is pleased to make the following award to you as described below:

1.

Award Grant. Pursuant to the provisions of the Elizabeth Arden, Inc. 2004 Stock Incentive Plan, as the same may be amended, modified and supplemented (the "Plan"), the Committee (as defined in the Plan) hereby grants to you as of the award date ("Award Date") set forth in the Award Notification (as defined below) related to this award, subject to the terms and conditions of the Plan and subject further to the terms and conditions herein set forth, an award of restricted stock units (the "RSUs") as set forth in the Award Notification related to this award. Each RSU awarded to you hereunder represents the right to receive one share of the Company's common stock, par value $.01 per share (each a "Share"), upon the vesting thereof and subject to the terms and conditions set forth in this agreement (the "Agreement").

2.

Award Notification. The term "Award Notification" means the electronic notification related to this award provided to you by the Company's Plan administrator on the website of the Company's Plan administrator, pursuant to which you have been informed of this award and have been given the opportunity to accept or reject this award. The Award Notification is incorporated herein by reference, including your electronic acceptance or rejection of this award at the website of the Company's Plan administrator.

3.

RSU Account. RSUs granted to you shall be credited to a notional account (the "Account") established and maintained for you by the Company. Your Account shall be the record of RSUs granted to you hereunder, is solely for accounting purposes and shall not require a segregation of any Company assets.

4.	Vesting Terms and Conditions. It is understood and agreed that the award evidenced by this agreement (the "Agreement") is subject to the following terms and conditions:

	(a)	The RSUs granted to you hereby will vest and become payable in accordance with the vesting schedule and terms set forth in Schedule A attached hereto.

(b)

Subject to Section 4(c) hereof, upon termination of your employment with the Company and its subsidiaries for any reason whatsoever, with or without cause, voluntarily or involuntarily (other than by reason of your death or permanent and total disability (as defined in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the "Code")) all RSUs which have not vested as provided for in Section 4(a) will be forfeited, and all your rights, or the rights of your heirs in and to such RSUs, and any Shares underlying such RSUs will terminate, unless the Committee determines otherwise in its sole and absolute discretion. Upon your death or permanent and total disability (as defined in Section 22(e)(3) of the Code), the RSUs will vest with respect to a number of RSUs equal to (i) the product of (x) a fraction, the numerator of which is the number of completed months elapsed after the Award Date to the date of death or total disability, as the case may be, and the denominator of which is thirty six (36) and (y) the number of RSUs set forth in the Award Notification less (ii) the number of RSUs that have already vested pursuant to Section 4(a) of this Agreement. As to any RSUs then remaining, all such RSUs shall be forfeited to the Company.

	(c)	Notwithstanding the foregoing provisions of this Section 4, if there is a Change in Control (as defined in the Plan) of the Company, all RSUs shall immediately vest.

(d)

Subject to the provisions of Sections 5, 6 and7 hereof, upon the vesting of RSUs in accordance with the terms and conditions of this Agreement, you shall become entitled to receive a stock certificate evidencing the number of Shares corresponding to the number of RSUs that have vested, or to have such corresponding number of Shares delivered electronically to your broker. Payment of Shares issuable upon the vesting of any RSUs shall be made as soon as practicable after the RSUs have vested, but in no event later than March 15th of the calendar year after the year in which the RSUs vest.

5.	No Rights of Stock Ownership. This award of RSUs does not entitle you to any interest in or to any voting or other rights normally attributable to Share ownership.

6.

Compliance with Securities Laws and Listing Requirements. The issuance or delivery of any Shares upon the vesting of RSUs granted hereunder may be postponed by the Committee for such period as may be required to comply with any applicable requirements under the federal or state securities laws, any applicable listing requirements of any national securities exchange or the NASDAQ Global Select Market, and any applicable requirements under any other law, rule or regulation applicable to the issuance or delivery of such Shares, and the Company shall not be obligated to deliver any such Shares to you if either (i) delivery thereof would constitute a violation of any provision of any law or of any regulation of any governmental authority, any national securities exchange or the NASDAQ Global Select Market, or (ii) you shall not yet have complied fully with the provisions of Section 7 hereof.

7.

Taxes. Upon the vesting of any RSUs, the Company will withhold from the number of Shares issuable upon such vesting, a number of Shares having an aggregate Fair Market Value equal to the minimum federal, state, local and/or foreign taxes or other obligations required by law to be withheld with respect to the vesting of such RSUs. For purposes of this provision, "Fair Market Value" shall mean the closing price of a Share on the vesting date of the related RSU on the principal stock exchange on which such Shares are traded. Notwithstanding anything to the contrary contained herein, you shall be ultimately responsible for the payment of all taxes required to be paid in connection with the vesting of the RSUs and the issuance of Shares hereunder.

8.

No Right to Continued Employment. This Agreement does not confer upon you any right to continued employment by the Company or any of its subsidiaries or affiliated companies, nor shall it interfere in any way with our right to terminate your employment at any time for any reason or no reason.

9.

Administration by Committee. The Plan and this Agreement will be construed by and administered under the supervision of the Committee, and all determinations of the Committee will be final and binding on you.

10.

No Restriction on Rights of Company. Nothing in the Plan or this Agreement will restrict or limit in any way the right of the Board of Directors of the Company to issue or sell stock of the Company (or securities convertible into stock of the Company) on such terms and conditions as it deems to be in the best interests of the Company, including, without limitation, stock and securities issued or sold in connection with mergers and acquisitions, stock issued or sold in connection with any stock option or similar plan, and stock issued or contributed to any qualified stock bonus or employee stock ownership plan.

11.

Power of Attorney. You hereby irrevocably appoint the Company and each of its officers, employees and agents as your true and lawful attorneys with power to take such other action as the Committee deems necessary or desirable to effectuate the terms of this Agreement. This power, being coupled with an interest, is irrevocable. You agree to execute such other documents as may be reasonably requested from time to time by the Committee to effectuate the terms of this Agreement.

12.	Discretionary Nature and Acceptance of Award.

(a)

Acceptance or rejection of this award in accordance with the procedures established from time to time by the Company's Plan administrator shall be deemed as your acceptance or rejection of the terms and conditions of this Agreement, as the case may be.

(b)

The Plan is established voluntarily by the Company, it is discretionary in nature, and it may be modified, amended, suspended or terminated by the Company at any time, unless otherwise provided in the Plan and this Agreement.

(c)

The award of RSUs is voluntary and occasional, and does not create any contractual or other right to receive future awards of RSUs, or benefits in lieu of RSUs, even if RSUs have been awarded repeatedly in the past.

	(d)	All decisions with respect to future awards, if any, will be at the sole discretion of the Company.

	(e)	Your participation in the Plan is voluntary.

	(f)	The future value of the underlying Shares is unknown and cannot be predicted with certainty.

(g)

In consideration of the award of the RSUs, no claim or entitlement to compensation or damages shall arise from termination of the RSUs or diminution in value of RSUs, or Shares acquired upon vesting of the RSUs, resulting from termination of your employment by the Company or any subsidiary (for any reason whatsoever and whether or not in breach of local labor laws) and in consideration of the award of the RSUs, you irrevocably release the Company and any subsidiary from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by accepting the award of RSUs, you shall be deemed irrevocably to have waived your right to pursue or seek remedy for such claim or entitlement.

(h)

The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan or your acquisition or sale of the underlying Shares; and

	(i)	You are hereby advised to consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.

13.

Entire Agreement; Governing Law; Conflicts.  This Agreement, which constitutes the entire agreement of the parties with respect to the RSUs, is subject to all of the terms and conditions of the Plan (a copy of which is available upon your request), and shall be governed by, and construed and enforced in accordance with, the laws of the State of Florida without regard to principles of conflicts of law. For purposes of litigating any dispute that arises under or with respect to this Agreement, the parties hereby submit to and consent to the jurisdiction of the State of Florida, and agree that any such litigation will be conducted in courts of Miami-Dade County, Florida or the federal courts for the Southern District of Florida. In the event of any conflict between this Agreement, the Plan or the Award Notification, the Plan shall control. In the event of any ambiguity in this Agreement, or any matters as to which this Agreement is silent, the Plan shall govern including, without limitation, the provisions thereof pursuant to which the Committee has the power, among others, to (i) interpret the Plan, (ii) prescribe, amend and rescind rules and regulations relating to the Plan, and (iii) make all other determinations deemed necessary or advisable for the administration of the Plan.

14.

Nonassignability. This Agreement, and the award made pursuant hereto, may not be assigned, pledged, or transferred, except, if you die, to a designated beneficiary or by will or by the laws of descent and distribution. The foregoing restrictions do not apply to transfers under a court order, including, but not limited to, any domestic relations order.

15.

Disclosure and Use of Information.     This Section shall only apply if you reside outside of the United States and its territories and only to the extent required by applicable law. You hereby acknowledge that the Company holds and processes information relating to your employment, including the nature and amount of your compensation, information relating to grants made by the Company to you under this Plan or other share incentive plans, your bank details, social security or national identity number, and other personal details ("Personal Data"). You further acknowledge that the Company is part of a group of companies operating internationally, and that, in connection with the Plan or other share incentive plans, it may be necessary for the Company to make Personal Data available to its subsidiaries and affiliates, to third-party advisers and administrators of any share incentive plans or arrangements, to service providers and other third parties in the ordinary course of business, and to regulatory authorities and tribunals (the "Third Parties"); and that these Third Parties may be located in countries other than your country of residence (the "Third Countries"), including the United States and other countries outside the European Economic Area. You acknowledge that the laws of these Third Countries may not provide for a level of data protection equivalent to that provided for in your country of residence. Any Personal Data made available by the Company as described above in relation to the Plan or any other share incentive plan will be for the purpose of administration and management of the Plan or any other share incentive plan by the Company, on behalf of the Company, or as otherwise permitted or required by law. You hereby authorize the Company to hold and process the Personal Data for these purposes, and to transfer to the Third Parties and Third Countries any Personal Data to the extent necessary or appropriate to facilitate the administration of the Plan or any other share incentive plan. You authorize the Company to store and transmit Personal Data in electronic form. You confirm that, to the extent such rights exist under applicable law, the Company has notified you of your rights of entitlement to reasonable access to the Personal Data and of your rights to rectify any inaccuracies in that data. Any inquiries may be directed to: Elizabeth Arden, Inc., 2400 SW 145th Avenue, 2nd Floor, Miramar, Florida 33027, USA, Attention: General Counsel. You agree that the Section shall supersede and amend and restate in its entirety any personal data protection or similar provision contained in any prior stock, option or similar incentive grant made to you by the Company.

16.

Failure to Enforce Not a Waiver. The Company's failure to enforce at any time any provision of this Agreement does not constitute a waiver of that provision or of any other provision of this Agreement.

17.	Partial Invalidity. The invalidity or illegality of any provision of this Agreement will be deemed not to affect the validity of any other provision.

18.

Section 409A Compliance. This Agreement is intended to comply with section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), and any regulations, rulings, or guidance provided thereunder. The Company reserves the unilateral right to amend this Agreement upon written notice to you to prevent taxation under Code section 409A.

SCHEDULE A VESTING SCHEDULE

The RSU award shall vest according to the following terms and conditions:

[insert vesting conditions]